Amendment No. 3 to Administrative Services Agreement

This Amendment No. 3, effective January 1, 2022, is executed by and between BlackRock Advisors, LLC ("BAL"), the investment advisor to the BlackRock Variable Series Funds, Inc., and BlackRock Series Fund, Inc., (the "Fund"), and Allianz Life Insurance Company of North America, a life insurance company organized under the laws of the State of Minnesota (the "Insurer''). Capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement.

WHEREAS, the parties have previously entered into an Administrative Services Agreement dated May 1, 2008, as amended on July 1, 2010 and on December 1, 2011 (the Agreement"), for the performance of certain administrative services as specified therein; and

WHEREAS, the parties wish to amend the Agreement to clarify the payment terms applicable to equity, fixed income and index Portfolios that are held by the Insurer in Separate Accounts;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree to amend the Agreement as follows:

1.	Section 1(a) of the Agreement is hereby deleted in its entirely and replaced as follows:

of an equity Portfolio (excluding index Portfolios) that are held in Separate Accounts of the Insurer listed in Schedule B of the Participation Agreement shall be equal to the product of (i) the annual fee rate of 25 basis points (0.25%),(ii) the quotient of (A) the number of calendar days in the invoice period divided by (B) 365 days (or 366 days during a leap year) and (iii) the average daily value of such share class of such Portfolio held by the Separate Account(s) for the invoice period.

2.
To the extent that provisions of the Agreement and this Amendment are in conflict. the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects except as amended hereby.

3.	This Amendment shall be interpreted, construed, and enforced in accordance with the laws of the Stale of New York, without reference to the conflict of laws thereof.

4.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers.

Firm Name: Allianz Life Insurance Company of North America

Signature:  /s/ Brian Muench

Name: Brian Muench

 Title: Vice President, Advisory Solutions

Signature:  /s/ Michael Scriver

Name: Michael Scriver

Title: Senior Vice President, Global Head of Hedging

Firm Name: BlackRock Advisors, LLC

Signature:    /s/ Ariana Brown

Name: Title:
Ariana Brown Director